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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related prospectus of The Interpublic Group of Companies, Inc. (the "Company") for the registration of debt securities and to the incorporation by reference therein of our report dated March 13, 1998, with respect to the consolidated financial statements of Hill, Holliday, Connors, Cosmopulos, Inc. for the twelve month period ended December 31, 1997, (not presented separately herein) included in the Current Report of the Company on Form 8-K dated July 17, 2000 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
August 23, 2000